Exhibit 99.1

GMS to Acquire Kamco Supply Corporation

Transaction to Significantly Expand GMS’s Presence in the Greater New York City Area

TUCKER, Ga.— December 21, 2023 -- GMS Inc. (NYSE: GMS), a leading North American specialty building products distributor, today announced that it has entered into an agreement to acquire Kamco Supply Corporation and affiliates (“Kamco” or the “Company”). The transaction is expected to close during the fourth quarter of fiscal 2024 for GMS, which ends on April 30, 2024.

Founded in 1939 by the Swerdlick family, and headquartered in Brooklyn, New York, Kamco is a leading supplier of ceilings, wallboard, steel, lumber, and other related construction products. The Company operates five distribution facilities in the Greater New York City area and services the New York metro and tri-state area. For the 12 months ended June 30, 2023, Kamco recorded revenues of approximately $245 million.

John C. Turner, Jr., President, and Chief Executive Officer of GMS, said, “Kamco is a long-established leader in the building materials industry with an experienced and successful team. They are known for exceptional service and have outstanding customer relationships and an impressive suite of products from numerous leading brands, including Armstrong, CertainTeed, National Gypsum, USG, Owens Corning and others. This acquisition represents a unique opportunity to advance GMS’s strategic priorities, including expanding share in our core product categories and continuing to develop our presence in the New York metropolitan market, the largest remaining MSA where we do not have a significant presence. We look forward to continuing Kamco’s impressive legacy of excellence that Allen Swerdlick and his team have built and grown over the last eight decades. We expect the addition of this business to GMS to provide enhanced customer service capability, significant cross-selling opportunities, a strengthened value proposition and a broader suite of top tier-product offerings in the largest metropolitan area in the United States.”

Scott Little, President of Kamco said, “We share GMS’s vision of building long-term relationships and providing best-in-class customer service to our customers. As such, we believe that partnering with an industry leader whose values are well aligned with our own presents excellent opportunities for our employees and customers alike, and we look forward to driving continued success as part of GMS.”

Transaction Details, Leadership and Closing

GMS expects to fund this transaction with cash on hand and borrowings under the Company’s established revolving credit facility.

Following the close of the transaction, Kamco’s current President, Mr. Little and its senior leadership team, will continue to lead the business and the Company will continue to operate under the “Kamco” brand as it has for over 80 years.

GMS expects to capitalize on cross-selling opportunities with Kamco and GMS’s other operations in the region, including the recently acquired Tanner Bolt and Nut, Inc. business. Expanded Wallboard distribution and Complementary Products expansion present compelling opportunities for the company to better capitalize on potential growth in the market and provide an even higher level of service to customers.

The transaction is expected to close in the fourth quarter of GMS’s fiscal year 2024, subject to the satisfaction of customary closing conditions, including HSR approval. At such time, additional information will be made available concerning the transaction.

About GMS

Founded in 1971, GMS operates a network of over 300 distribution centers with extensive product offerings of Wallboard, Ceilings, Steel Framing and Complementary Products. In addition, GMS operates more than 100 tool sales, rental and service centers, providing a comprehensive selection of building products and solutions for its residential and commercial contractor customer base across the United States and Canada. The Company’s unique operating model combines the benefits of a national platform and strategy with a local go-to-market focus, enabling GMS to generate significant economies of scale while maintaining high levels of customer service.

For more information about GMS, please visit www.gms.com.

Forward-Looking Statements and Information –

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "seek," or "should," or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. The following important factors could cause the future results, to differ: the company’s growth strategy, changes in economic or industry conditions, competition, inflation and deflation, input costs, timing and integration of acquisitions, timing and implementation of price increases for the Company’s products, consumer markets, and other factors identified our filings with the SEC. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise.

Contacts

Carey Phelps

Vice President, Investor Relations

Phone: 770-723-3369

Email: ir@gms.com